                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                      ORTHODONTIC CENTERS OF AMERICA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                  [ORTHODONTIC CENTERS OF AMERICA, INC. LOGO]

                          5000 SAWGRASS VILLAGE CIRCLE
                                    SUITE 25
                        PONTE VEDRA BEACH, FLORIDA 32082

                                 April 14, 2000

TO THE STOCKHOLDERS OF
ORTHODONTIC CENTERS OF AMERICA, INC.:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Orthodontic Centers of America, Inc. ("OCA"), to be held on Thursday, May 18, 2000, at 1:00 p.m. (Central Time) at the Doubletree Hotel, 3838 North Causeway Boulevard, Metairie, Louisiana.

     Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card as soon as possible so that your vote will be recorded. If you attend the Annual Meeting, you may withdraw your proxy and vote your shares personally.

     The attached Proxy Statement and the accompanying Annual Report to Stockholders contain important information about OCA and the matters to be addressed at the Annual Meeting. We encourage you to read them.

     I look forward to seeing you in Metairie, Louisiana at this year's Annual Meeting.

                                            Sincerely,

                                            /s/ GASPER LAZZARA
                                            Gasper Lazzara, Jr., D.D.S.
                                            Chairman of the Board and
                                            Co-Chief Executive Officer

                                   IMPORTANT:

             PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD
            AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                  [ORTHODONTIC CENTERS OF AMERICA, INC. LOGO]

                          5000 SAWGRASS VILLAGE CIRCLE
                                    SUITE 25
                        PONTE VEDRA BEACH, FLORIDA 32082

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 18, 2000

TO THE STOCKHOLDERS OF
ORTHODONTIC CENTERS OF AMERICA, INC.:

     The Annual Meeting of Stockholders of Orthodontic Centers of America, Inc. ("OCA") will be held on May 18, 2000, at 1:00 p.m. (Central Time) at the Doubletree Hotel, 3838 North Causeway Boulevard, Metairie, Louisiana for the following purposes:

     (1) To elect two nominees as Class III directors;

     (2) To ratify the appointment of the accounting firm of Ernst & Young LLP as independent auditors of OCA and its subsidiaries for the year ending December 31, 2000; and

     (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 31, 2000 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

                                            By order of the Board of Directors,

                                            /s/ BARTHOLOMEW F. PALMISANO, JR.
                                            Bartholomew F. Palmisano, Jr.
                                            Corporate Secretary

Metairie, Louisiana
April 14, 2000

                                   IMPORTANT:

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE AS SOON AS POSSIBLE. IF YOU ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                  [ORTHODONTIC CENTERS OF AMERICA, INC. LOGO]

                          5000 SAWGRASS VILLAGE CIRCLE
                                    SUITE 25
                        PONTE VEDRA BEACH, FLORIDA 32082

                        -------------------------------

                                PROXY STATEMENT

                        -------------------------------

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors") of Orthodontic Centers of America, Inc. (the "Company"), to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Doubletree Hotel, 3838 North Causeway Boulevard, Metairie, Louisiana, on May 18, 2000, at 1:00 p.m. (Central Time), for the purposes set forth in the attached notice of annual meeting, and at any adjournment thereof. This Proxy Statement and the accompanying form of proxy are first being mailed or given to stockholders of the Company on or about April 14, 2000.

     If the enclosed proxy is properly executed, returned and not revoked, it will be voted in accordance with the instructions, if any, given by the stockholder, and if no instructions are given, it will be voted (i) FOR the election as Class III directors of the nominees listed thereon and described in this Proxy Statement, (ii) FOR ratification of the appointment of the accounting firm of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for the year ending December 31, 2000, and (iii) in accordance with the recommendations of the Board of Directors on any other proposal that may properly come before the Annual Meeting. The persons named as proxies in the enclosed form of proxy card were selected by the Board of Directors.

     Stockholders who sign proxies have the right to revoke them at any time before they are voted by written request to the Company. The giving of the proxy will not affect the right of any stockholder to attend the Annual Meeting and vote in person.

     The close of business on March 31, 2000 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the close of business on March 31, 2000, the Company had authorized 100,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), of which 48,364,227 shares were outstanding and entitled to vote. The Common Stock is the Company's only class of voting stock with shares outstanding.

                       PROPOSAL 1: ELECTION OF DIRECTORS

INTRODUCTION

     In accordance with the Restated Certificate of Incorporation and Bylaws of the Company, the Board of Directors has divided the current Board of Directors into three classes, with one class consisting of one director, one class consisting of two directors and one class consisting of three directors. One class of directors is elected each year for a term of three years. The term of each of the Company's current Class III directors, Gasper Lazzara, Jr., D.D.S., the Chairman of the Board and Co-Chief Executive Officer of the Company, and Bartholomew F. Palmisano, Sr., the Co-Chief Executive Officer and President of the Company, expires at the

Annual Meeting. The Board of Directors has nominated Dr. Lazzara and Mr. Palmisano for election at the Annual Meeting as Class III directors to serve until the Company's Annual Meeting of Stockholders in 2003 and until their respective successors have been elected and qualified. Dr. Lazzara and Mr. Palmisano have each consented to be a candidate and to serve as a director of the Company, if elected.

     Unless a proxy specifies otherwise, the persons named in the proxy shall vote the shares covered thereby for the nominees listed below. Should a nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the current Board of Directors.

     A director of the Company is elected by the affirmative vote of a plurality of the votes present or represented at the Annual Meeting and entitled to vote. The Company's Restated Certificate of Incorporation does not provide for cumulative voting and, accordingly, each stockholder may cast one vote per share for each nominee.

CLASS III NOMINEES

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ELECTION OF THE FOLLOWING NOMINEES AS CLASS III DIRECTORS OF THE COMPANY:

NAME                                   AGE   PRINCIPAL OCCUPATION                         DIRECTOR SINCE
----                                   ---   --------------------                         --------------
Gasper Lazzara, Jr., D.D.S. .........  57    Chairman of the Board (1994-Present);             1994
                                             Co-Chief Executive Officer of the Company
                                             (1998-Present); Chief Executive Officer of
                                             the Company (1994-1998); President of the
                                             Company (1994-1997)
Bartholomew F. Palmisano, Sr. .......  53    Co-Chief Executive Officer of the Company         1994
                                             (1998-Present); President of the Company
                                             (1999-Present); Chief Financial Officer and
                                             Senior Vice President of the Company (1994-
                                             1998)

CONTINUING DIRECTORS

     The persons named below will continue to serve as directors of the Company until the annual meeting of stockholders in the year indicated below and until their successors are elected and take office. Stockholders are not voting on the election of the Class I and Class II directors. The following table shows the names, ages and principal occupations of each continuing director and the year in which each was first elected to the Board of Directors.

NAME                                   AGE   PRINCIPAL OCCUPATION                         DIRECTOR SINCE
----                                   ---   --------------------                         --------------
CLASS I-TERM EXPIRES IN 2001
A Gordon Tunstall....................  56    President, Tunstall Consulting, Inc.,             1996
                                             Tampa, Florida

CLASS II-TERM EXPIRES IN 2002
Michael C. Johnsen...................  47    Chief Operating Officer of the Company            1994
                                             (1997-Present); Vice President of
                                             Operations of the Company (1994-1997)
Ashton J. Ryan, Jr. .................  52    President and Chief Executive Officer,            1996
                                             FirsTrust Corp., New Orleans, Louisiana
                                             (1998-Present); President, First National
                                             Bank of Commerce, New Orleans, Louisiana
                                             (1993-1998)
Edward J. Walters, Jr. ..............  53    Attorney and Partner, Moore, Walters,             1994
                                             Shoenfelt & Thompson, Baton Rouge,
                                             Louisiana

     Except as indicated above, the nominees and continuing directors have had the principal occupations indicated for more than five years. Dr. Lazzara and Mr. Johnsen are brothers-in-law.

     Mr. Tunstall also serves on the boards of directors of Advanced Lighting Technologies, Inc., Horizon Medical Products, Inc. and KForce.com.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     During 1999, the Board of Directors held four regularly scheduled and no special meetings. Each director attended at least 75% of the meetings of the Board of Directors and committees on which such director served.

     The Board of Directors has established the standing committees described below. The Executive Committee acts on behalf of the Board of Directors on all matters concerning the management and conduct of the business and affairs of the Company except those matters that cannot by law be delegated by the Board of Directors. The Executive Committee is currently comprised of Dr. Lazzara and Messrs. Palmisano and Johnsen. The Executive Committee held one meeting during 1999.

     The Audit Committee selects and engages on behalf of the Company, subject to the approval of the stockholders, and fixes the compensation of, a firm of certified public accountants whose duty it is to audit the books and accounts of the Company and its subsidiaries for the fiscal year in which they are appointed, and who also report to the Audit Committee. The Audit Committee confers with the auditors and determines the scope of the auditing of the books and accounts of the Company and its subsidiaries. The Audit Committee is also responsible for determining that the business practices and conduct of employees and other representatives of the Company and its subsidiaries comply with the Company's policies and procedures. The Audit Committee is currently comprised of Messrs. Ryan, Tunstall and Walters. The Audit Committee held one meeting during 1999.

     The Compensation Committee establishes a general compensation policy for the Company and has the responsibility for the approval of increases in directors' fees and in salaries paid to officers and senior employees earning in excess of an annual base salary of $75,000. The Compensation Committee also possesses all of the powers of administration under all of the Company's employee benefit plans, including any stock option plans, bonus plans, retirement plans, stock purchase plans and medical, dental and insurance plans. In connection therewith, the Compensation Committee determines, subject to the provisions of the Company's plans, the directors, officers and employees of the Company eligible to participate in any of the plans, the extent of such participation and terms and conditions under which benefits may be vested, received or exercised. The Compensation Committee is currently comprised of Messrs. Tunstall and Walters. The Compensation Committee held one meeting during 1999.

     The Board of Directors has no standing nominating committee.

COMPENSATION OF DIRECTORS

     Directors of the Company are paid compensation of $1,250 for each meeting of the Board of Directors attended. Members of the Executive Committee of the Board of Directors receive a fee of $750 per month, and members of the Audit and Compensation Committees of the Board of Directors receive $625 per committee meeting attended. All directors receive reimbursement for necessary travel expenses incurred in attending Board of Directors or committee meetings.

     The Company's 1994 Non-Qualified Stock Option Plan for Non-Employee Directors (the "Director Plan") provides that directors who are not employees of the Company will automatically receive options to purchase 2,400 shares of Common Stock on the first trading date of each year at an exercise price equal to the market price of the Common Stock on the date of grant. The options (one-third of which may be exercised two years from the date of grant, one-third three years from the date of grant and one-third four years from the date of grant) terminate ten years after the date of grant. In addition, the options terminate if not exercised within 90 days after the director ceases to be a member of the Board of Directors unless the director dies, becomes disabled, retires or is terminated other than for cause. At March 31, 2000, options to purchase an aggregate of 40,800 shares of Common Stock had been granted to the Company's outside directors under the Director Plan. Of such options, 16,200 have become exercisable.

                       PROPOSAL 2: SELECTION OF AUDITORS

     The Audit Committee of the Board of Directors has selected the accounting firm of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for the year ending December 31, 2000, subject to the approval of the stockholders. This firm has served as the independent auditors of the Company since the Company's formation in July 1994. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the shares present or represented at the Annual Meeting and entitled to vote is needed to ratify the appointment of Ernst & Young LLP as auditors of the Company and its subsidiaries for 2000. If the appointment is not approved, the matter will be referred to the Audit Committee for further review.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to ownership of shares of Common Stock at March 31, 2000, by each of the Company's directors and by all directors and executive officers of the Company as a group. Unless otherwise indicated in a footnote to the following table, each of the stockholders listed below has sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them.

                                                               NUMBER OF SHARES      PERCENTAGE OF SHARES
BENEFICIAL OWNER                                             BENEFICIALLY OWNED(1)   BENEFICIALLY OWNED(1)
----------------                                             ---------------------   ---------------------
Gasper Lazzara, Jr., D.D.S.(2).............................        4,522,806                 9.4%
Bartholomew F. Palmisano, Sr.(3)...........................        3,476,669                  7.2
Michael C. Johnsen(4)......................................          115,794                   *
Ashton J. Ryan, Jr.(5).....................................            6,800                   *
A Gordon Tunstall(6).......................................            3,600                   *
Edward J. Walters, Jr.(7)..................................           13,000                   *
Bartholomew F. Palmisano, Jr.(8)...........................          749,993                  1.6
All Executive Officers and Directors as a Group (seven
  persons).................................................        8,888,662                 18.4

---------------

 *  Less than 1%.

(1) In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person which are currently exercisable or which will become exercisable within 60 days following March 31, 2000, are deemed to be outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(2) Includes options currently exercisable to purchase 667,962 shares of Common Stock. Of the shares deemed beneficially owned by Dr. Lazzara, an aggregate of 685,400 shares are held in separate trusts by a third party trustee for the benefit of each of Dr. Lazzara's children, and 301,832 shares are held in a charitable foundation of which Dr. Lazzara is a co-trustee. Dr. Lazzara disclaims beneficial ownership of such shares.

(3) Includes options currently exercisable to purchase 667,962 shares of Common Stock. Of the shares deemed beneficially owned by Mr. Palmisano, an aggregate of 707,016 shares are held in separate trusts by a third party trustee for the benefit of each of Mr. Palmisano's children. Mr. Palmisano, Sr. disclaims beneficial ownership of such shares.

(4) Includes options currently exercisable to purchase 56,004 shares of Common Stock.

(5) Includes options currently exercisable to purchase 1,800 shares of Common Stock.

(6) Includes options currently exercisable to purchase 3,600 shares of Common Stock.

(7) Includes options currently exercisable to purchase 9,000 shares of Common Stock. Of the shares deemed beneficially owned by Mr. Walters, 4,000 shares are held in trusts, of which Mr. Walters is the trustee. Mr. Walters disclaims beneficial ownership of such shares.

(8) Includes options currently exercisable to purchase 27,766 shares of Common Stock. Of the shares deemed beneficially owned by Mr. Palmisano, an aggregate of 707,016 shares are held in trusts, of which Mr. Palmisano, is the co-trustee, for the benefit of Mr. Palmisano's siblings. These shares are also included in the number of shares beneficially owned by Bartholomew
    F. Palmisano, Sr. Mr. Palmisano, Jr. disclaims beneficial ownership of such shares.

     The following table sets forth information with respect to ownership of shares of Common Stock at March 31, 2000, by each person not listed in the table above that is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated in a footnote to the following table, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.

                                                                                       PERCENT OF
NAME AND ADDRESS                                            NUMBER OF SHARES          COMMON STOCK
OF BENEFICIAL OWNER                                       BENEFICIALLY OWNED(1)   BENEFICIALLY OWNED(1)
-------------------                                       ---------------------   ---------------------
Massachusetts Financial Services Company
  500 Boylston Street
  Boston, MA 02116......................................       4,010,176(2)               8.3%
T. Rowe Price Associates, Inc. and T. Rowe
  Price New Horizons Fund, Inc.
  100 East Pratt Street
  Baltimore, MD 21202...................................       3,941,100(3)                6.2

---------------

(1) As disclosed in Schedule 13G filed with the Securities and Exchange Commission ("SEC").

(2) Includes 3,693,076 shares with respect to which sole voting power is held.

(3) Includes 498,700 shares with respect to which T. Rowe Price Associates, Inc. has sole voting power, and 3,000,000 shares as to which T. Rowe New Horizons Fund, Inc. has sole voting power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who own more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. These officers, directors and stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. There are specific dates by which these reports are to be filed, and the Company is required to report in this Proxy Statement any failure to file reports as required for 1999.

     Based solely upon its review of the copies of reports furnished to the Company and written representations from certain of the Company's directors and executive officers that no other reports were required, the Company believes that all Section 16(a) reporting and filing requirements relating to ownership of the Common Stock were complied with for 1999, except that Dr. Gasper Lazzara, Jr. filed a Form 4 in January 2000 shortly after the deadline for filing such form.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table reflects the compensation of Dr. Lazzara and Bartholomew F. Palmisano, Sr., the Company's Co-Chief Executive Officers, Michael C. Johnsen and Bartholomew F. Palmisano, Jr., who are both executive officers of the Company, and Geoffrey L. Faux, who served as President of the Company during part of 1999, each of whose total annual compensation during 1999 exceeded $100,000 (collectively, the "Named Executive Officers"):

                          SUMMARY ANNUAL COMPENSATION

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                   ANNUAL COMPENSATION               ------------
                                          --------------------------------------      SECURITIES
                                                        ANNUAL      OTHER ANNUAL      UNDERLYING
NAME AND PRINCIPAL POSITION        YEAR    SALARY       BONUS       COMPENSATION       OPTIONS
---------------------------        ----   --------     --------     ------------     ------------
Gasper Lazzara, Jr., D.D.S.......  1999   $180,000           --       $15,000          204,507
  Co-Chief Executive Officer       1998    180,000           --            --          120,000
                                   1997    120,000           --        11,500          120,000
Bartholomew F. Palmisano, Sr. ...  1999   $150,000
  Co-Chief Executive Officer       1998    150,000           --       $15,000          204,507
                                   1997    150,000           --            --          120,000
                                                             --        11,500          120,000
Michael C. Johnsen...............  1999   $200,000           --       $15,000               --
  Chief Operating Officer          1998    200,000           --            --               --
                                   1997    159,616           --        11,500           30,000
Bartholomew F. Palmisano, Jr. ...  1999   $105,000           --            --           15,000
  Chief Financial Officer          1998    105,000           --            --           49,558
                                   1997     90,000           --            --            4,063
Geoffrey L. Faux.................  1999   $200,000(1)  $ 80,000(1)    $12,500(1)            --
  (former President)               1998    200,000       80,000(1)         --           40,000
                                   1997    200,000      120,000        11,500          199,014

---------------

(1) Includes certain amounts paid to Mr. Faux in connection with termination of his employment with the Company in October 1999.

STOCK OPTION GRANTS AND EXERCISES

     The following table sets forth certain information concerning stock options exercised by, and granted to, the Named Executive Officers in 1999. The Company granted no stock appreciation rights in 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE VALUE
                                    NUMBER OF      PERCENT OF                                  AT ASSUMED ANNUAL RATES
                                    SECURITIES   TOTAL OPTIONS                               OF STOCK PRICE APPRECIATION
                                    UNDERLYING     GRANTED TO     EXERCISE OR                    FOR OPTION TERM(3)
                                     OPTIONS      EMPLOYEES IN    BASE PRICE    EXPIRATION   ---------------------------
NAME                                GRANTED(1)   FISCAL YEAR(2)    PER SHARE       DATE          5%             10%
----                                ----------   --------------   -----------   ----------   ----------     ------------
Gasper Lazzara, Jr., D.D.S. ......    84,507         19.93%        $ 13.935      10/26/09     $740,584(4)    $1,876,796(4)
                                     120,000         28.30           12.375      12/01/09      933,902(4)     2,366,704(5)
Bartholomew F. Palmisano, Sr. ....    84,507         19.93           13.935      10/26/09      740,584(4)     1,876,796(4)
                                     120,000         28.30           12.375      12/01/09      933,902(4)     1,876,796(5)
Michael C. Johnsen................        --            --              N/A           N/A          N/A              N/A
Bartholomew F. Palmisano, Jr. ....    15,000          3.54          13.4375       7/15/09      126,762(5)       321,238(6)
Geoffrey L. Faux..................        --            --              N/A           N/A          N/A              N/A

---------------

(1) 50% of such options vest 13 months following the date of grant, and the remaining 50% vest on the third anniversary of the date of grant.

(2) Based on the grant of options to purchase a total of 824,660 shares of Common Stock.

(3) Represents hypothetical gains that could be achieved with respect to the grants of options if the options were to be exercised at the end of the option term, based upon assumed rates of appreciation in the market price of Common Stock of 5% and 10%, compounded annually from the date of grant to the expiration date. Actual gains, if any, could vary and will depend upon the actual date or dates, if any, on which the options are exercised and the actual rates of appreciation, if any, in the price of Common Stock.

(4) Based on closing price per share of the Common Stock of $13.935 on October 26, 1999, as reported on the New York Stock Exchange, less the exercise price of the options.

(5) Based on closing price per share of the Common Stock of $12.375 on December 1, 1999, as reported on the New York Stock Exchange, less the exercise price of the options.

(6) Based on closing price per share of the Common Stock of $13.4375 on July 15, 1999, as reported on the New York Stock Exchange, less the exercise price of the options.

STOCK OPTIONS EXERCISED AND YEAR-END VALUES

     The following table provides certain information, with respect to the Named Executive Officers, concerning the exercise of options during 1999 and with respect to unexercised options at December 31, 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                            VALUE OF UNEXERCISED
                                                              NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                    SHARES                 OPTIONS AT FISCAL YEAR-END        FISCAL YEAR END(1)
                                  ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                               EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                              -----------   --------   -----------   -------------   -----------   -------------
Gasper Lazzara, Jr., D.D.S. ....      --           --        667,962        204,507       $     --        $    --
Bartholomew F. Palmisano,
  Sr. ..........................      --           --        667,962        204,507             --             --
Michael C. Johnsen..............      --           --         56,004        242,960        443,183        653,866
Bartholomew F. Palmisano,
  Jr. ..........................      --           --         27,766         80,633        189,811        125,156
Geoffrey L. Faux................      --           --        115,000             --             --             --

---------------

(1) Based upon the closing price per share of the Common Stock of $11.9375 on December 31, 1999, as reported on the New York Stock Exchange, less the exercise price of the options.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company entered into employment agreements with each of Dr. Lazzara and Bartholomew F. Palmisano, Sr. effective as of November 21, 1994. Each such employment agreement provides for a term of three years, which is automatically extended each year for an additional year. Each of Dr. Lazzara and Mr. Palmisano has agreed not to compete with the Company during the term of his respective employment agreement and for a period of two years thereafter. Under their respective employment agreements, Dr. Lazzara and Mr. Palmisano are each to receive an annual base salary of at least $150,000, subject to cost of living adjustments and annual increases in the discretion of the Compensation Committee of the Board of Directors, and each is entitled to participate in the Company's stock option plans and other benefit programs generally available to executive officers of the Company. In addition, each of Dr. Lazzara and Mr. Palmisano is entitled to receive an annual bonus in the discretion of the Compensation Committee.

     If the Company terminates the employment of Dr. Lazzara or Mr. Palmisano without "cause," as defined in their respective employment agreements, Dr. Lazzara or Mr. Palmisano, as applicable, is to receive any accrued salary, earned bonus and vested deferred compensation, and any stock options granted to him by the Company would immediately vest. In addition, he is to receive continued payment of his annual base salary for a period of three years (reduced by the amount of any compensation he receives during that time through other employment) and an amount equal to two times the average annual bonus paid to him during the two years prior to such termination. Dr. Lazzara and Mr. Palmisano may elect to receive a lump sum amount equal to the present value of such severance payments, but not less than two times their respective annual base salary.

     If Dr. Lazzara or Mr. Palmisano terminates his employment upon a "change of control" of the Company, as defined in their respective employment agreements, Dr. Lazzara or Mr. Palmisano, as applicable, is to receive any accrued salary, earned bonus and vested deferred compensation, and any stock options granted to him by the Company would immediately vest. In addition, he is to receive continued payment of his annual base salary for the remainder of the term of his employment agreement (reduced by the amount of any compensation he receives during that time through other employment) and an amount equal to two times the average annual bonus paid to him during the two years prior to such termination. Dr. Lazzara and Mr. Palmisano may elect to receive a lump sum amount equal to the present value of such severance payments, but not less than three times their respective annual base salary. Severance payments to Dr. Lazzara and Mr. Palmisano upon a change of control may not, however, exceed the maximum amount which the Company may deduct for federal income tax purposes pursuant to Section 280G of the Internal Revenue Code (the "Code").

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors during 1999 were Edward J. Walters, Jr. and A Gordon Tunstall. There are no interlocks among the members of the Compensation Committee. Moore, Walters, Shoenfelt & Thompson, a law firm of which Mr. Walters is a partner, provided certain legal services to the Company during 1999, and may provide additional legal services to the Company in the future.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following report is submitted by the Compensation Committee of the Board of Directors pursuant to rules established by the SEC and provides certain information regarding compensation of the Company's executive officers. The Compensation Committee is responsible for establishing and administering a general compensation policy and program for the Company. The Compensation Committee also possesses all of the powers of administration under the Company's employee benefit plans, including all stock option plans and other employee benefit plans. Subject to the provisions of those plans, the Compensation Committee must determine the individuals eligible to participate in each one of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised.

COMPENSATION POLICIES

     The Company's executive compensation policies are designed to complement the Company's business objectives by motivating and retaining quality members of senior management, by aligning management's interests with those of the Company's stockholders and by linking total compensation to the performance of the Company. The Company's executive compensation policies generally consist of equity-based long term incentives, short term incentives and competitive base salaries. The Compensation Committee will continue to monitor the performance of the Company and its executive officers in reassessing executive compensation.

     During 1996, the Company retained the services of an independent consultant to assist the Company in developing a comprehensive executive compensation policy and to provide recommendations to the Compensation Committee on compensation of the Company's executive officers. The consultant conducted a review of the Company's executive compensation and presented a report to the Compensation Committee assessing the effectiveness of the Company's executive compensation policies and providing a comparison of base salaries and long term incentives paid to executive officers of 11 other publicly-traded, health care management companies. The consultant generally recommended that the Company adjust the base salaries of its executive officers to reflect competitive market practices, tie annual incentive amounts to certain performance criteria and establish long term incentives that align financial interests of the executives with increases in value to the Company's stockholders.

BASE SALARY

     The Compensation Committee reviews the base salaries of the Company's executive officers on an annual basis. Base salaries are determined based upon a subjective assessment of the nature and responsibilities of the position involved, the performance of the particular officer and of the Company, the officer's experience and tenure with the Company and base salaries paid to persons in similar positions with companies comparable to the Company. The base salaries paid to Dr. Gasper Lazzara, Jr. and Bartholomew F. Palmisano, Sr. are subject to the terms of their respective employment agreements with the Company.

ANNUAL BONUS

     The employment agreements with Dr. Lazzara and Bartholomew F. Palmisano, Sr. provide for annual cash bonuses in the discretion of the Compensation Committee. The Company has not granted cash bonuses to Dr. Lazzara, Mr. Palmisano and the other Named Executive Officers with respect to 1999, except that Geoffrey L. Faux, a former President of the Company, was granted a cash bonus of $80,000 pursuant to his employment agreement with the Company.

LONG-TERM INCENTIVES

     The Company's long-term compensation strategy is focused on the grant of stock options under the Company's 1994 Incentive Stock Plan, which the Compensation Committee believes rewards executive officers for their efforts in improving long-term performance of the Common Stock and creating value for the Company's stockholders and aligns the financial interests of management with those of the Company's stockholders. During 1999, the Compensation Committee granted stock options to purchase 204,507 shares of

Common Stock to each of Dr. Lazzara and Bartholomew F. Palmisano, Sr. under the Company's 1994 Incentive Stock Plan.

SECTION 162(m)

     Section 162(m) of the Code generally disallows a tax deduction by a publicly-held company for compensation in excess of $1,000,000 paid to the company's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Compensation Committee intends to consider the deductibility of compensation under Section 162(m) when structuring the future compensation of the Company's executive officers.

CO-CHIEF EXECUTIVE OFFICER COMPENSATION FOR FISCAL YEAR 1999

     The compensation paid to Dr. Lazzara and Bartholomew F. Palmisano, Sr. during 1999 was subject to the terms of their respective employment agreements with the Company. Discretionary and incentive compensation for Dr. Lazzara and Mr. Palmisano during 1999 focused on the grant of stock options, rather than cash compensation. During 1999, Dr. Lazzara and Mr. Palmisano did not receive a cash bonus or a salary increase. Based upon a subjective assessment of the performance of the Company, including increases in the amount of the Company's revenue, net income, affiliated orthodontists and orthodontic centers, and of Dr. Lazzara's and Mr. Palmisano's contributions to that performance, the Compensation Committee granted stock options to purchase 204,507 shares of Common Stock to each of Dr. Lazzara and Mr. Palmisano under the Company's 1994 Incentive Stock Plan in 1999.

                                            COMPENSATION COMMITTEE

                                            Edward J. Walters, Jr., Chairman
                                            A Gordon Tunstall

                         COMPARATIVE PERFORMANCE GRAPH

     The SEC requires the Company to include in this Proxy Statement a line graph which compares the yearly percentage change in cumulative total stockholder return on the Common Stock with (i) the performance of a broad equity market indicator, and (ii) the performance of a published industry index or peer group index. Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Common Stock against the cumulative total return of (i) the S&P 500 Index, as the broad equity market index, and (ii) a self-determined peer group consisting of 18 publicly traded healthcare practice management companies for use in this Proxy Statement. The peer group includes American Oncology Resources, Inc., Apple Orthodontix, Inc., Castle Dental Centers, Inc., Coast Dental Services, Inc., Coastal Physician Group, Inc., Complete Management, Inc., Innovative Clinical Solutions, Ltd., Integra, Inc., Monarch Dental Corp., Omega Orthodontics, Inc., OrthAlliance, Inc., Pediatrix Medical Group, PhyCor, Inc., Physician Reliance Network, Inc., Physicians Specialty Corp., ProMedCo Management Company, Sheridan Healthcare, Inc. and Specialty Care Network, Inc. Caremark RX, Inc. (formerly MedPartners, Inc.) has been omitted from the peer group because it is no longer in the practice management industry.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

                              [PERFORMANCE GRAPH]

SYMBOL   CRSP TOTAL RETURNS INDEX FOR:       12/1994   12/1995   12/1996   12/1997   12/1998   12/1999
------   -----------------------------       -------   -------   -------   -------   -------   -------
         Orthodontic Centers of America,
 M       Inc.                                 100.0     386.0     512.0     532.0     622.0     382.0
 ]       S&P 500 Stocks                       100.0     137.6     169.5     226.1     291.8     353.3
 O       Self-Determined Peer Group           100.0     159.8     108.2     119.7      67.3      20.6

NOTES:

     A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

     B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

     C. If the monthly interval, based on the fiscal year end, is not a trading day, the preceding trading day is used.

     D. The index level for all series was set to $100.0 on 12/30/1994.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with the Company's 1997 Key Employee Stock Purchase Plan (the "Plan"), the Company financed 50% of the purchase price for each employee who purchased shares of the Common Stock pursuant to the Plan. Among those employees participating in the Plan were Michael C. Johnsen and Bartholomew F. Palmisano, Jr. Each loan is evidenced by a promissory note, is a full recourse obligation of the employee secured by all of the shares of Common Stock acquired by the employee in connection with the loan, and bears interest at 6.01% per annum. In addition, Dr. Gasper Lazzara, Jr. and Bartholomew F. Palmisano, Sr. personally financed the remaining 50% of the purchase price for each employee (including Mr. Johnsen and Bartholomew F. Palmisano, Jr.) who purchased shares of the Common Stock pursuant to the Plan, on terms comparable to the loans from the Company. Mr. Johnsen purchased 56,338 shares of Common Stock, for a total purchase price of $999,990.50. Bartholomew F. Palmisano, Jr. purchased 15,211 shares of Common Stock for a total purchase price of $269,996. The outstanding principal and accrued interest under each loan is payable, in one lump-sum payment, on the earlier of (i) November 3, 2002 or (ii) termination of the employee's employment with the Company. If the employee sells or transfers any of the shares of Common Stock purchased under the Plan prior to that date, a proportionate amount of the loans and accrued interest will become due and payable. If the employee holds the shares of Common Stock purchased under the Plan for three to five years, he or she will be entitled to 100% of any gains from a sale of the shares, and the Company will reduce the balance amount of its loan to the employee by 50% of the losses from such a sale or transfer. If the employee holds the shares of Common Stock for less than three years, he or she will be responsible for 100% of any losses, but entitled to only 50% of any gains, from such a sale or transfer. At December 31, 1999, the total original principal amount of the loans to Mr. Johnsen and Bartholomew F. Palmisano, Jr. remained outstanding.

     The Company leases approximately 5,900 square feet of office space in three different office suites located in Ponte Vedra Beach, Florida from a limited partnership of which the general partner is a corporation controlled by Dr. Gasper Lazzara, Jr., the Chairman of the Board and Co-Chief Executive Officer of the Company, pursuant to a lease agreement providing for rental payments of approximately $9,480 per month. During 1999, the Company paid approximately $47,401 in rent under this lease. The term of this lease agreement expires on May 31, 2000.

     Moore, Walters, Shoenfelt & Thompson, a law firm of which Edward J. Walters, Jr., a director of the Company, is a partner, provided certain legal services to the Company during 1999, and may provide additional legal services to the Company in the future.

                              GENERAL INFORMATION

STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Stockholder proposals intended to be presented at the 2001 annual meeting of stockholders must be received by the Company at its executive offices at 5000 Sawgrass Village Circle, Suite 25, Ponte Vedra Beach, Florida 32082 not later than December 15, 2000 in order to be included in the Company's proxy statement and proxy for the Company's 2001 annual meeting of stockholders.

DISCRETIONARY AUTHORITY

     As to any proposal(s) that a stockholder intends to present for consideration by stockholders at the Company's 2001 annual meeting of stockholders other than by including the proposal(s) in the Company's proxy statement, the individuals named as proxies on the proxy card for the 2001 annual meeting may exercise their discretionary authority in voting such proxies unless the Company receives notice of the matter(s) to be proposed not later than February 28, 2001. Even if proper notice is received on or prior to February 28, 2001, the individuals named as proxies on the proxy card for that meeting may nevertheless exercise their discretionary authority in voting such proxies with respect to such matter(s) by advising stockholders of the proposal(s) and how the proxies intend to exercise their discretion to vote on these matter(s), unless the stockholder making the proposal(s) solicits proxies with respect to the proposal(s) to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

OTHER MATTERS

     The Board of Directors is not aware of any business to be presented at the Annual Meeting other than that described in the accompanying Notice of Annual Meeting. If other matters do properly come before the Annual Meeting, it is intended that the persons named on the enclosed proxy card will vote on such matters in accordance with the recommendation of the Board of Directors.

COUNTING OF VOTES

     All matters specified in this Proxy Statement that are to be voted on at the Annual Meeting will be by written ballot. Inspectors of election will be appointed to, among other things, determine the number of shares outstanding, the shares represented at the annual meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes of ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the result. Each item presented herein to be voted on at the Annual Meeting must be approved by the affirmative vote of the holders of the number of shares described under each such item. The inspectors of election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast."

     Inspectors of election will treat shares referred to as "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

MISCELLANEOUS

     The Company will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares in their names or in the names of nominees for their expenses in forwarding this proxy material to the beneficial owners of such shares. Certain of the directors, officers and employees of the Company may, without any additional compensation, solicit proxies in person or by telephone.

     A copy of the Company's 1999 Annual Report to Stockholders has been mailed to all stockholders entitled to notice of and to vote at the Annual Meeting.

April 14, 2000

                                   PROXY CARD

                      ORTHODONTIC CENTERS OF AMERICA, INC.
                  PROXY FOR 2000 ANNUAL MEETING OF STOCKHOLDERS

             The undersigned hereby appoints Gasper Lazzara, Jr., D.D.S. and Bartholomew F. Palmisano, Sr., and either of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Orthodontic Centers of America, Inc. ("OCA") to be held at the Doubletree Hotel, 3838 North Causeway Boulevard, Metairie, Louisiana on Thursday, May 18, 2000, at 1:00 p.m. (Central Time), and at any adjournment thereof.

             In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the annual meeting or any adjournment thereof.

             This proxy is being solicited by the Board of Directors and will be voted as specified. If not otherwise specified, the above named proxies will vote (i) FOR the election as Class III directors of the nominees named on this card, (ii) FOR the ratification of the appointment of Ernst & Young LLP as independent auditors of OCA and its subsidiaries for the year ending December 31, 2000 and (iii) in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the Annual Meeting.



                           (Continued on reverse side)

1.       Election of Class III Directors.
         Nominees:   Gasper Lazzara, Jr., D.D.S.
                     Bartholomew F. Palmisano, Sr.

FOR all nominees           WITHHOLD
listed (except as          AUTHORITY to vote
marked to the contrary     for all nominees listed
below)

        [ ]                      [ ]

INSTRUCTION: To withhold authority to vote for any individual nominee, write his name or their names in the following space:

--------------------------------------------------------------------------------

2. Proposal to ratify the appointment of Ernst & Young LLP as independent auditors of OCA and its subsidiaries for the year ending December 31, 2000.

                   FOR              AGAINST           ABSTAIN
                   [ ]               [ ]                [ ]


Dated:                                                                    , 2000
       -------------------------------------------------------------------

Signature:
          ----------------------------------------------------------------------

--------------------------------------------------------------------------------
Signature if held jointly


IMPORTANT: Please sign exactly as your name or names appear on this proxy and mail promptly in the enclosed envelope. If you sign as agent or in any other capacity, please state the capacity in which you sign.